UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

☒	Filed by the Registrant	☐	Filed by a party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

OceanFirst Financial Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

OCEANFIRST FINANCIAL CORP.

Proxy Statement

Errata Sheet

The proxy statement for the 2026 annual meeting of stockholders of OceanFirst Financial Corp. (the “Annual Meeting”), dated April 27, 2026, incorrectly identified the effect of abstentions on the proposals presented at the Annual Meeting. That information has been provided below.

This would not impact any shares that were previously voted in favor of or against any of the proposals, or impact any previously submitted broker non-votes or shares for which an abstention was selected.

Effect of Broker Non-Votes and Abstentions
Proposal 1 – Election of Directors	● Broker non-votes will not be counted as votes cast
● Withheld votes will have no effect on the outcome of the election
Proposal 2 – Advisory Vote on Executive Compensation	● Broker non-votes will not be counted as votes cast and will have no effect on voting of the proposal
● Abstentions will not be counted as votes cast and will have no effect on voting of the proposal
Proposal 3 – Approval of the 2026 Stock Incentive Plan	● Broker non-votes will not be counted as votes cast and will have no effect on voting of the proposal
● Abstentions will not be counted as votes cast and will have no effect on voting of the proposal
Proposal 4 – Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm	● Broker non-votes will not be counted as votes cast and will have no effect on voting of the proposal
● Abstentions will not be counted as votes cast and will have no effect on voting of the proposal